UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 5, 2005

XTO ENERGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10662	75-2347769
(Commission File Number)	(IRS Employer Identification No.)

810 Houston, Fort Worth Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 870-2800

(Registrant’s Telephone Number, Including Area Code)

NONE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On July 5, 2005, the Company entered a long-term agreement, effective July 1, 2005, with Energy Transfer Fuel, LP (ETF), committing to firm gas transportation capacity for a ten-year period commencing upon completion of the pipeline facilities by ETF, currently anticipated to be 2007. The agreement accommodates the Company’s planned production growth from its Freestone Trend and Barnett Shale development projects. XTO has contracted to deliver this production into a new 264-mile pipeline project spanning from North Texas to East Texas that will be built by ETF. Combined with existing commitments, this agreement increases the Company’s takeaway capacity from these two areas to a range of 1.10 to 1.45 billion cubic feet per day by the end of the decade.

Upon completion of the pipeline, XTO will pay ETF a minimum monthly demand fee ranging from approximately $2.1 million in the first year up to approximately $4.1 million by the fourth year. The Company’s maximum monthly obligation under the agreement if all reserve capacity is utilized ranges from approximately $2.6 million to $5.2 million, plus fuel ranging from 0.5% to 2.75% depending on the point of delivery.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: July 11, 2005	By:	/s/ BENNIE G. KNIFFEN
Bennie G. Kniffen
Senior Vice President and Controller